EXHIBIT 10.1

NOVATION AND RESTRICTIVE COVENANTS AGREEMENT

This Novation and Restrictive Covenants Agreement (this “Agreement”), dated April 13, 2022, is entered into by and among Phoenix Color Corp. (“Assignor”), ALJ Regional Holdings, Inc. (“Assignee”) and Marc Reisch (“Executive”). Assignor, Assignee and Executive are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Assignor and Executive are party to that certain employment agreement, dated as of December 17, 2021 (the “Existing Employment Agreement”);

WHEREAS, Assignor, Assignee and LSC Communications Book LLC (“Buyer”) are party to that certain stock purchase agreement dated as of February 3, 2022 (the “Purchase Agreement”), pursuant to which Assignor agreed to sell 100% of the outstanding shares of the capital stock of Assignee to Buyer (the “Transaction”);

WHEREAS the Executive is the beneficial owner of certain shares of Assignee, and, consequently, will be indirectly benefited from the Transaction;

WHEREAS, under the terms of the Existing Employment Agreement, the Executive will receive a sale bonus as a result of the consummation of the Transaction (“Transaction Bonus”);

WHEREAS, the Purchase Agreement requires that, prior to the closing of the Transaction (the “Closing”), Assignor, Assignee and Executive shall enter into an amendment and novation of the Existing Employment Agreement;

WHEREAS, Assignor desires to be released and discharged from all obligations under the Existing Employment Agreement and Assignee desires to assume all obligations of Assignee under the Existing Employment Agreement;

WHEREAS, Executive is willing to release and discharge Assignor from all obligations under the Existing Employment Agreement and to consent to Assignee assuming such obligations; and

WHEREAS, on the Closing Date, Assignor and Executive will enter into a consulting agreement, pursuant to which Executive shall render certain consulting services to Assignor (“Consulting Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in furtherance of the terms and conditions under the Purchase Agreement, and intending to be legally bound, the Parties hereby agree as follows:

1.Effectiveness.  This Agreement shall become effective immediately prior to, but contingent upon the Closing.  Effective from and after the Closing, all applicable references in the Existing Employment Agreement to Assignor shall be read and construed as references to Assignee.  For the avoidance of doubt, if the Purchase Agreement is terminated prior to the Closing in accordance with its terms, this Agreement shall be void ab initio.

2.Assignment. Assignor hereby assigns and transfers to Assignee, as of the Closing, all of Assignor’s right, title, and interest in, to and under the Existing Employment Agreement.

3.Assumption. Assignee hereby accepts such assignment and agrees to assume, from and after the Closing, all of Assignor’s rights, duties, and obligations in, to and under the Existing Employment Agreement.

4.Novation. Assignor, Assignee and Executive hereby agree that this Agreement shall constitute a novation of the duties and obligations of Assignor under the Existing Employment Agreement. Accordingly, all of the rights, duties and obligations of Assignor under the Existing Employment Agreement are hereby discharged. Executive hereby acknowledges and accepts Assignee as Assignor’s successor in interest in and to all of Assignor’s rights, duties, and obligations in, to and under the Existing Employment Agreement.  Notwithstanding anything to the contrary in this Agreement, all Inventions (as defined in the Existing Employment Agreement) conceived, invented, or made by Executive and all intellectual property acquired, obtained, developed or created by Executive, in each case during the Term (as defined in the Existing Employment Agreement) and prior to the Closing, shall continue to belong to, and be owned by, Assignor.  For the avoidance of doubt, Executive does hereby irrevocably convey, transfer, assign, and deliver to Assignor (a) all of Executive’s right, title, and interest in and all Inventions developed or created by Executive during the Term and prior to the Closing, (b) any patents that may granted for such Inventions in the United States and all other countries, territories and jurisdictions of the world, (c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof.

5.Protection to Confidential Information; Restrictive Covenants.

5.1In consideration of the mutual covenants contained herein and in the benefits arising out of the Transaction in connection with which this Agreement is being entered into among the Parties, including, but not limited to, the Transaction Bonus, the equity proceeds, and the Consulting Agreement, Executive hereby agrees with the following:

5.1.1To keep and retain in the strictest confidence all confidential matters of the Assignor, including, without limitation, “know how,” trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Assignor, and any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Assignor or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Assignor, either during or after the Executive’s employment with the Assignor, except in the course or performing the Executive’s duties hereunder or with the Assignor’s express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2To deliver to the Assignor, within five (5) business days from the date hereof, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Assignor’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries; provided the Executive shall be entitled to keep a copy or this Agreement and compensation and benefit plans to which Executive is entitled to receive benefits thereunder.

5.2In support of the Executive’s commitments to maintain the confidentiality of the Assignor’s confidential and trade secret information, (i) during the term of the Existing Employment Agreement and (ii) for one year following the termination of the Executive’s employment or provision of services, including those contemplated by the Consulting Agreement (the “Restricted Period”), the Executive shall not in the United States and in any non-US jurisdiction where the Assignor may then do business: (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or entity engaged in any business competitive with any business of the Assignor or of any of its subsidiaries or affiliates, (b) engage in such business on the Executive’s own account, and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity (c) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Assignor to cease doing business with the Assignor, or to reduce the amount of business such client, customer or supplier does with the Assignor, or (d) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Assignor, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Assignor or who was an employee of or consultant then under contract with the Assignor within the six (6)-month period preceding such activity without the Assignor’s written consent, provided, however, that this clause (d) shall not apply during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive.

5.3If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Assignor shall have the following rights and remedies:

5.3.1The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Assignor and that money damages will not provide an adequate remedy to the Assignor;

5.3.2The right and remedy to require the Executive to account for and pay over to the Assignor all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Assignor. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Assignor under law or in equity; and

5.3.3If the Executive breaches any of the covenants contained in Sections 5.1 and 5.2 and the Assignor obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6Each of the Assignor (including its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Assignor or its affiliates, the “Assignor Group”) and the Executive agrees (whether during or after the Executive’s employment with the Assignor) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Executive or the Assignor Group, respectively, provided that nothing herein shall prohibit either the Assignor Group or the Executive from providing truthful testimony if such testimony is required by law.

5.7For purposes of this Section 5 only, the term “Assignor” includes the Assignor and its subsidiaries and affiliates.

6Release.  In consideration of the benefits accruing to Executive as a result of this Agreement, Executive hereby releases, acquits and forever discharges Assignor and any of its affiliates or subsidiaries, and any of their respective officers, directors, employees, agents, representatives, attorneys, accountants, consultants, bankers and financial advisors, successors, and permitted assigns, from any and all claims, demands, losses, damages, actions, causes of action, or suits relating to the Existing Employment Agreement and in respect of Executive’s employment with Assignor, both known and unknown, excluding any claims for any accrued but unpaid compensation. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Assignor or any other person and that: (w) he has read this Agreement, (x) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel and tax advisors of his own choice or has elected not to retain legal counsel or tax advisors, (y) he understands the terms and consequences of this Agreement and of the releases it contains, and (z) he is fully aware of the legal and binding effect of this Agreement.

7Services.  Assignee shall permit Executive to provide services to Assignor as a consultant for up to ten (10) hours a week during a period of up to three (3) months following the Closing.

8Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Delaware.

9Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each Party to each other Party.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or e-mail transmission, which includes a copy of the sending Party’s signature(s), is as effective as signing and delivering the counterpart in person.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ASSIGNOR:
EXECUTIVE:	PHOENIX COLOR CORPORATION

_/s/ Marc Reisch____________________	By: /s/ Brian Keck
Marc Reisch	Name:Brian Keck
Title:Chief Financial Officer

ASSIGNEE:
ALJ REGIONAL HOLDINGS, INC.

By: /s/ Jess Ravich
Name:Jess Ravich
Title:Chief Executive Officer

[Signature page to Novation and Restrictive Covenants Agreement]